Exhibit 24 (b) (11)



Consent of Independent Accountants

We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 26, 1996, relating to the financial statements and financial highlights of Kiewit Mutual Fund, which appears in such Statements of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Other Information" in such Statements of Additional Information and to the reference to us under the hearing "Financial Highlights" in such Prospectuses.



/s/ Price Waterhouse LLP
Price Waterhouse LLP
Philadelphia, PA
February  28, 1997